SECURITIES AND EXCHANGE COMMISSION

                        Washington, D.C. 20549


                               Form 8-K

                            CURRENT REPORT


Pursuant to Sections 13 or 15 (d) of the Securities Exchange
Act of 1934

Date of Report (Date of earliest event reported) April 21, 1997


                           AYDIN CORPORATION
        (Exact name of registrant as specified in its charter)


   DELAWARE               1-7203         23-1686808
(State or other         (Commission    (IRS Employer
jurisdiction of         File Number)   Identification No.)
incorporation)
           700 Dresher Road, Horsham, PA              19044
      (Address of principal executive offices)        (Zip Code)

                            (215) 657-7510
         (Registrant's telephone number, including area code)

Item 4.   OTHER EVENTS
     Reference is made to Note J - "Commitments and Contingencies" in Registrant's Notes to Consolidated Financial Statements for the year ended December 31, 1996 set forth in Registrant's 1996 Annual Report to Stockholders, regarding an appeal by one of Registrant's insurance carriers from a declaratory judgment obtained by Registrant requiring that the insurance carrier pay clean-up costs in excess of the sum of $6.7 million that Registrant had received in settlement with its other three insurance carriers. Amounts paid by Registrant in excess of the $6.7 million recovered, $1.5 million, plus the discounted future costs of monitoring the site, $1.1 million, totaled $2.6 million.

     On April 21, 1997, the California Court of Appeal issued its decision in the case: Aydin Corporation, Respondent vs. First State Insurance Company, Appellant, No. A068910 (97 Daily Journal D.A.R. 5087), reversing the decision of the trial court that had entered a judgment of Declaratory Relief in favor of the Registrant regarding insurance coverage for the clean-up costs at a site formerly leased by Registrant. The Court of Appeal ruled that an "exception" to an exclusion in an insurance policy must be treated as part of the policy's coverage provision, and that the burden of proving the applicability of the exception be borne by the insured. It was therefore prejudicial error for the trial court to instruct the jury that it was the burden of the insurance company to prove the nonexistence of the policy coverage.

     The Registrant is reviewing the decision to determine whether a further appeal to the California Supreme Court will be made or allow the case to be returned to the trial court for a new trial.

     As a result of this decision, the Registrant has recorded a non-cash charge of $2.6 million for the First Quarter 1997.

                               SIGNATURE
   Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         AYDIN CORPORATION

Dated: April 29, 1997                 By:/s/  Robert A. Clancy
                                              Robert A. Clancy
                                                 Secretary